Exhibit 4.33

DATED  5 November 2010

AGGELIKI SHIPPING LTD

(as Borrower)

- and -

DVB BANK SE
(as Lender)

__________________________________

US$8,500,000 SENIOR SECURED TERM
LOAN FACILITY AGREEMENT

m.s. "AGGELIKI P."
_________________________________

STEPHENSON HARWOOD
Piraeus Office
Ariston Building
2 Filellinon Street & Akti Miaouli
Piraeus 185 36
Greece
Tel: +30 210 4295 160
Fax: +30 210 4295 166/7
Ref: F21.096

CONTENTS
Page

1	Definitions and Interpretation	1

2	The Loan and its Purpose	11

3	Conditions of Utilisation	11

4	Advance	17

5	Repayment	12

6	Prepayment	13

7	Interest	14

8	Indemnities	17

9	Arrangement Fee	21

10	Security and Application of Moneys	21

11	Representations	24

12	Undertakings and Covenants	27

13	Events of Default	40

14	Assignment and Sub-Participation	44

15	Set-Off	45

16	Payments	45

17	Notices	47

18	Partial Invalidity	48

19	Remedies and Waivers	48

21	Miscellaneous	48

SENIOR SECURED TERM LOAN FACILITY AGREEMENT

Dated:  5 November 2010

BETWEEN:

(1)	AGGELIKI SHIPPING LTD, a company incorporated under the laws of Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia (the "Borrower"); and

(2)	DVB BANK SE, acting through its office at Ballindamm 6, D20095 Hamburg, Federal Republic of Germany (the "Lender").

WHEREAS:

(A)	The Borrower has purchased the Vessel from the Seller on the terms of the MOA and is the registered owner of the Vessel under the flag of the Republic of Liberia.

(B)
The Lender has agreed to advance to the Borrower up to the lesser of (a) $8,500,000 and (b) 75% of the Fair Market Value of the Vessel (to be determined pursuant to the valuation(s) to be obtained under Clause 3.1 not earlier than two (2) weeks prior to the Drawdown Date) to assist the Borrower to re-finance part of the purchase price of the Vessel as evidenced by the MOA.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

"Account Holder" means Nordea Bank Finland plc London Branch, acting through its office at 55 Basinghall Street, London EC2V 5NB, England or any other bank or financial institution acceptable to the Lender (in its reasonable discretion) which at any time, with the Lender's prior written consent, holds the Accounts.

"Account Charge" means the deed of charge referred to in Clause 10.1.4 (Security Documents).

"Actual Rate" has the meaning set out in Clause 7.10.

"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

"Assignment" means the deed of assignment from the Borrower and any bareboat charterer (if any) referred to in Clause 10.1.2 (Security Documents).

"Availability Termination Date" means 5 November 2010 or such later date as the Lender may in its discretion agree.

"Break Costs" means all sums payable by the Borrower from time to time under Clause 8.3 (Break Costs).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Frankfurt-am-Main, Hamburg, Bergen and Athens.

"Charterer" means CMA CGM SA, a company incorporated under the laws of the Republic of France with its registered office at 4 Quai d'Arenc, 13002 Marseille, France or any other company that has entered into a Charter with the Borrower in respect of the Vessel, acceptable to the Lender in its sole discretion.

"Charter" means the charter dated 28 June 2010 entered into by and between the Borrower, as owner of the Vessel and the Charterer, as charterer for a continuous period of duration of twelve (12) months at a net daily rate of hire of six thousand five hundred and eighty Dollars ($6,580) or any other charter or contract of employment of the Vessel which has, or is, with any extensions or renewals, capable of having a duration of more than twelve (12) months, entered or to be entered into between the Borrower and a Charterer, on the terms and subject to the conditions of which the Borrower has chartered or may charter the Vessel to a Charterer and "Charters" means more than one of them.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

"Currency of Account" means, in relation to any payment to be made to the Lender under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

"Default" means an Event of Default or any event or circumstance specified in Clause 13.1 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Determination Date" means, with respect to an Interest Period, the date which is (2) Business Days before the first day of that Interest Period.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Dollars" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"Drawdown Date" means the date on which the Loan is advanced under Clause 4 (Advance).

"Drawdown Notice" means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

"Earnings Account" means a bank account to be opened in the name of the Borrower with the Account Holder and designated "Aggeliki Shipping Ltd — Earnings Account".

"Encumbrance" means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Eurobulk" means Eurobulk Ltd., of the Republic of Liberia with its principal office at Aethrion Center, 40 Agiou Konstantinou Avenue, Maroussi, 151-24, Greece.

"Euroseas" means Euroseas Ltd., of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

"Event of Default" means any of the events or circumstances set out in Clause 13.1 (Events of Default).

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Lender under or in connection with the Finance Documents.

"Fair Market Value" means the fair market value of the Vessel which shall be conclusively determined on a charter-free basis by firms of shipbrokers approved and appointed by the Lender (and in a form approved by the Lender and addressed to the Lender) which shall include: (a) one valuation by a firm of shipbrokers appointed by the Lender (which shall be Maritime Strategies International Ltd. unless the Lender advises otherwise) and (b) if requested by the Borrower, one valuation to be obtained by a firm of shipbrokers selected by the Borrower from the Lender's approved list, in which case the fair marker value of the Vessel shall be conclusively determined by the average of the two valuations. If there is a difference of or in excess of 10% between the two valuations, the Borrower may select a third firm of shipbrokers from the Lender's approved list and the fair market value of the Vessel shall be determined by the average of the three valuations.

"Final Maturity Date" means the fifth (5th) anniversary of the Drawdown Date to occur.

"Finance Documents" means this Agreement, the Security Documents and any other document designated as such by the Lender and the Borrower and "Finance Document" means any one of them.

"Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)
any derivative transaction, including container freight derivatives protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

"GAAP" means generally accepted accounting principles in the United States of America.

"Guarantee" means the guarantee and indemnity referred to in Clause 10.1.3 (Security Documents).

"Guarantor" means Euroseas and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lender a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents.

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 7.8 (Accrual and payment of interest).

"Interest Period" means each period for the determination and payment of interest selected by the Borrower or agreed or selected by the Lender pursuant to Clause 7 (Interest).

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code.

"ISPS Company" means, at any given time, the company responsible for the Vessel's compliance with the ISPS Code.

"ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code.

"LIBOR" means:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. on the Determination Date of the relevant Interest Period (and, for the purposes of this Agreement, "BBA Page LIBOR 01" means the Reuters' page or such other page as may replace that page on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on BBA Page LIBOR 01 on the Determination Date of the relevant Interest Period or if the Lender has provided a rate in compliance with Clause 7.10.1(a) for the relevant Interest Period, the Actual Rate for that Interest Period shall be the per annum rate used.

"Loan" means the aggregate amount advanced or to be advanced by the Lender to the Borrower under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

"Loans Administration Form" means a form substantially in the form of Schedule 5.

"Management Agreement" means the agreement for the commercial and/or technical management of the Vessel between Eurobulk and the Borrower dated 21 June 2010.

"Managers" means Eurobulk or such other commercial and/or technical managers of the Vessel nominated by the Borrower as the Lender may approve, such approval not to be unreasonably withheld.

"Margin" means two point eight five per cent (2.85%) per annum.

"Maximum Loan Amount" means an aggregate amount of up to the lesser of (a) $8,500,000 and (b) 75% of the Fair Market Value of the Vessel (to be determined pursuant to the valuation(s) to be obtained under Clause 3.1 not earlier than two (2) weeks prior to the Drawdown Date).

"MOA means the memorandum of agreement dated 20 May 2010 made between the Borrower and the Seller, as amended, supplemented and/or novated from time to time, on the terms and subject to the conditions of which the Seller has sold the Vessel to the Borrower for a purchase price of fifteen million eight hundred fifty thousand Dollars ($15,850,000).

"Mortgage" means the preferred mortgage referred to in Clause 10.1.1 (Security Documents).

"Original Financial Statements" means the balance sheets and profit and loss accounts of the Borrower for the financial year ending 31 December 2010 and the annual audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2009.

"Relevant Documents" means the Finance Documents, the MOA, the Charters, the Management Agreement, the Managers' confirmation specified in Part I of Schedule 1 (Conditions precedent) and the Account Holder's confirmation specified in Part I of Schedule 1 (Conditions precedent).

"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Loan) and Schedule 2 (Repayment of Loan).

"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrower under Clause 5.1 (Repayment of Loan) and in accordance with Schedule 2 (Repayment of Loan).

"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Security Documents" means the Mortgage, the Assignment, the Guarantee, the Account Charge, the Share Pledge or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.

"Security Parties" means the Borrower, the Guarantor and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.

"Seller" means MS "Oder Trader" Shiffahrts GmbH & Co. KG of Germany.

"Share Pledge" means the pledge of shares referred to in Clause 10.1.5 (Security Documents).

"SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Loss" means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within (b) above), unless the Vessel is released and returned to the possession of the Borrower within sixty (60) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

"Vessel" means the motor vessel, (IMO no. 9146302), of approximately 30,360 dwt, built in 1998, currently registered in the ownership of the Borrower under the flag of Liberia with the name "AGGELIKI P." and everything now or in the future belonging to her on board and ashore.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to "indebtedness" include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.9	references to the Lender include its successors, transferees and assignees; and

1.2.10	a time of day (unless otherwise specified) is a reference to London time.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrower or their representatives prior to the date of this Agreement.

2              The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement. the Lender agrees to make available to the Borrower a term loan in an aggregate amount not exceeding the Maximum Loan Amount.

2.2	Purpose The Borrower shall apply the Loan for the purposes referred to in Recital (B).

2.3	Monitoring The Lender shall not be bound to monitor or verify the application of any amount borrowed under this Agreement.

3              Conditions of Utilisation

3.1
Conditions precedent The Borrower is not entitled to have the Loan advanced unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions precedent).

3.2	Further conditions precedent The Lender will only be obliged to advance the Loan if on the date of the Drawdown Notice and on the proposed Drawdown Date:

	3.2.1	no Default is continuing or would result from the advance of the Loan; and

	3.2.2	the representations made by the Borrower under Clause 11 (Representations) are true in all material respects; and

3.2.3
there are no events or series of events, which in the reasonable opinion of the Lender are likely to have a material adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

3.3	Conditions subsequent The Borrower undertakes to deliver or to cause to be delivered to the Lender on, or as soon as practicable after, the Drawdown Date the additional documents and other evidence listed in Part II of Schedule 1 (Conditions subsequent).

3.4	No waiver If the Lender in its sole discretion agrees to advance all or any part of the Loan to the Borrower before all of the documents and evidence required by Clause 3.1 (Conditions precedent) have been delivered to or to the order of the Lender, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than the date specified by the Lender.

The advance of all or any part of the Loan under this Clause 3.4 shall not be taken as a waiver of the Lenders right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.5	Form and content All documents and evidence delivered to the Lender under this Clause 3 shall:

3.5.1	be in form and substance acceptable to the Lender, such acceptance not to be unreasonably withheld; and

3.5.2	if required by the Lender, be certified, notarised, legalised or attested in a manner, acceptable to the Lender, such acceptance not to be unreasonably withheld.

4              Advance

The Borrower may request the Loan to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Lender a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date. Any such Drawdown Notice shall be signed by an authorised signatory of the Borrower and, once delivered, is irrevocable.

5              Repayment

5.1
Repayment of Loan  The Borrower agrees to repay the Loan to the Lender in the Repayment Instalments and on the Repayment Dates set out in Schedule 2 and in any event the final Repayment Instalment for the Loan shall fall due not later than the Final Maturity Date. The Repayment Dates set out in Schedule 2 shall be adjusted in accordance with the actual Drawdown Date.

5.2
Reduction of Repayment Instalments  If the aggregate amount advanced to the Borrower is less than $8,500,000, the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6              Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	the Lender shall promptly notify the Borrower of that event; and

6.1.2
the Borrower shall repay the Loan (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

6.2
Voluntary prepayment of Loan The Borrower may prepay the whole or any part of the Loan on any Interest Payment Date (but, if in part, being an amount that reduces the Loan by a minimum amount of $1,000,000 or an integral multiple thereof) subject as follows:

6.2.1	it gives the Lender not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice;

6.2.2
it pays to the Lender, in addition to the amount prepaid, a fee of an amount equal to (a) two per cent (2%) of the amount prepaid if such prepayment occurs until the second anniversary of the Drawdown Date to occur and (b) one per cent (1%) of the amount prepaid if such prepayment occurs from the second anniversary of the Drawdown Date until the end of the Facility Period;

6.2.3	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) in inverse order of maturity.

6.3
Mandatory prepayment on sale or Total Loss  If the Vessel is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or within ninety (90) days after any such Total Loss, prepay the whole of the Indebtedness. In the case of a sale, the Borrower shall, simultaneously with that sale, pay to the Lender, in addition to the amount prepaid, a fee of an amount equal to (a) two per cent (2%) of the amount prepaid if such prepayment occurs on or prior to the second anniversary of the Drawdown Date to occur and (b) one per cent (1%) of the amount prepaid if such prepayment occurs from the second anniversary of the Drawdown Date until the end of the Facility Period. For the avoidance of doubt, no prepayment fee is payable to the Lender in case prepayment is made in case of the Vessel becoming a Total Loss or in case of sale of the Vessel after the second anniversary of the Drawdown Date, or in case of all or any part of the Loan being re-financed with the Lender.

6.4
Restrictions  Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 6.2.2 (Voluntary prepayment of Loan) and Clause 6.3 (Mandatory prepayment on sale or Total Loss), without premium or penalty.

7              Interest

7.1
Interest Periods  The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three, six, nine or twelve months' duration, as selected by the Borrower by written notice to the Lender not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Lender.

7.2
Beginning and end of Interest Periods   Each Interest Period shall start on the Drawdown Date or (if the Loan is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3
Interest Periods to meet Repayment Dates   If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.4
Non-Business Days  If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5
Interest rate   During each Interest Period interest shall accrue on the Loan at the rate determined by the Lender to be the aggregate of (a) the Margin and (b) LIBOR or the Actual Rate (whichever is applicable).

7.6
Fixed interest rate option  The Borrower may, subject to giving the Lender not fewer than five (5) Business Days' prior written notice expiring on a Business Day of their intention to do so, and subject to availability and the Lender's prior written approval, request that the interest rate of all or a substantial part of the Loan be fixed for a period exceeding twelve (12) months. During such fixed interest rate period interest shall accrue on the part of the Loan on which interest rate has been fixed at the rate determined by the Lender to be the aggregate of (a) the Margin and (b) the actual interest rate which shall be available to the Lender for that interest period.

7.7
Failure to select Interest Period   If the Borrower at any time fail to select or agree an Interest Period in accordance with Clause 7.1 (Interest Periods), the interest rate applicable shall be the rate determined by the Lender in accordance with Clause 7.5 (Interest rate) for an Interest Period of such duration (not exceeding three (3) months) as the Lender may select.

7.8
Accrual and payment of interest  Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Lender on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

7.9
Default interest  If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Lender (acting reasonably). Any interest accruing under this Clause 7.9 shall be immediately payable by the Borrower on demand by the Lender. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.10	Actual rate

7.10.1
(a) If at any time the Lender determines at its absolute discretion (which determination shall be final and conclusive and binding on the Borrower) that the actual rate quoted to the Lender in the ordinary course of its business (including, without limitation, broker quotes to the Lender of funding rates available in the European financial markets) to fund the Loan (or any part of it) for the relevant Interest Period is higher than the rate appearing on BBA Page LIBOR 01 determined under paragraph (a) of the definition of LIBOR in Clause 1 for that Interest Period or (b) if no rate is quoted on BBA Page LIBOR 01 at 11:00 a.m. on the Determination Date for the relevant Interest Period, the Lender shall as soon as practicable, and in any event no later than the first day of that Interest Period, inform the Borrower of the rate quoted to that Lender in the ordinary course of its business (including, without limitation, broker quotes to the Lender of funding rates available in the European financial markets) to fund the Loan (or any part of it) for that Interest Period.

7.10.2	Where the Lender provides the Borrower with a rate under Clause 7.10.1, that rate (the "Actual Rate") shall apply for the relevant Interest Period.

7.10.3
For the purposes of this Clause 7.10, the Lender may determine its funding rate for the relevant Interest Period by obtaining one or more broker quotes in the ordinary course of its business and where more than one such quote is obtained then the weighted average of quotes obtained by the Lender shall prevail. For the avoidance of doubt, the funding rate determined by the Lender shall be deemed to be the benchmark in substitution of BBA Page LIBOR 01 for the relevant Interest Period, however, there shall be no obligation on the Lender to actually refinance on a back-to-back basis its funding for the relevant Interest Period as a condition to such substitution.

7.10.4	The Actual Rate that shall apply for the relevant Interest Period in accordance with this Clause 7.10 shall not be higher than the actual rate that has been quoted to the Lender under Clause 7.10.1.

7.11
Determinations conclusive  The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8              Indemnities

8.1
Transaction expenses  The Borrower will, within fourteen (14) days of the Lender's written demand, pay the Lender the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Lender in connection with:

8.1.1
the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3
any other document which may at any time be reasonably required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel).

8.2
Funding costs  The Borrower shall indemnify the Lender on the Lender's written demand against all losses and costs incurred or sustained by the Lender if, for any reason, the Loan is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Lender, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by the Lender).

8.3
Break Costs  The Borrower shall indemnify the Lender on the Lender's written demand against all costs, losses, premiums or penalties incurred by the Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by the Lender in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by the Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4
Currency indemnity  In the event of the Lender receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Lender's written demand, pay to the Lender such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Lender as a separate debt under this Agreement.

8.5
Increased costs (subject to Clause 8.6 (Exceptions to increased costs))  If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement (including the implementation or application of or compliance with the Basel II Accord or any other Basel II Regulation (whether such implementation, application or compliance is by any central bank or any fiscal, monetary or other authority, the Lender or the holding company of the Lender)):

8.5.1	the Lender (or the holding company of the Lender) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to the Lender in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of the Lender; or

8.5.4
the manner in which the Lender allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which the Lender is required or requested to maintain shall be affected; or

8.5.5	there is imposed on the Lender (or on the holding company of the Lender) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to materially increase the cost to the Lender (or to the holding company of the Lender) of the Lender making or maintaining the Loan, or to cause the Lender to suffer (in its reasonable opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, or to cause a reduction in any amount due and payable to the Lender under any of the Finance Documents, then, subject to Clause 8.6 (Exceptions to increased costs), the Lender shall notify the Borrower and the Borrower shall from time to time pay to the Lender on demand the amount which shall compensate the Lender (or the holding company of the Lender) for such additional cost or reduced return or reduced amount. A certificate signed by an authorised signatory of the Lender setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

For the purposes of this Clause 8.5;

"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

"Basel II Approach" means, in relation to the Lender, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or its holding company) for the purpose of implementing or complying with the Basel II Accord;

"Basel II Regulation" means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by the Lender; and

"holding company" means, in respect of the Lender, the company or entity (if any) within the consolidated supervision of which the Lender is included.

8.6	Exceptions to increased costs Clause 8.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

	8.6.1	compensated for by a payment made under Clause 8.10 (Taxes); or

	8.6.2	compensated for by a payment made under Clause 16.3 (Grossing-up); or

	8.6.3	attributable to the wilful breach or gross negligence of the Lender (or the holding company of the Lender) of any law or regulation.

8.7
Events of Default  The Borrower shall indemnify the Lender from time to time promptly on the Lender's written demand against all losses, costs and liabilities incurred or sustained by the Lender as a consequence of any Event of Default.

8.8
Enforcement costs  The Borrower shall pay to the Lender promptly on the Lender's written demand the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which the Lender may from time to time sustain, incur or become liable for by reason of the Lender being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of the Lender being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

8.9
Other costs  The Borrower shall pay to the Lender promptly on the Lender's written demand the amount of all sums which the Lender may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Lender in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which the Lender may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

8.10
Taxes  The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on the Lender's overall net income) and shall indemnify the Lender promptly on the Lender's written demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

9	Arrangement Fee

The Borrower shall pay to the Lender an arrangement fee in the amount of one hundred and forty thousand two hundred and fifty Dollars ($140,250) on the Drawdown Date.

10	Security and Application of Moneys

10.1
Security Documents  As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Lender or cause to be executed and delivered to the Lender the following documents in such forms and containing such terms and conditions as the Lender shall require:

10.1.1	a first preferred mortgage over the Vessel;

10.1.2
a first priority deed or deeds of assignment of the Insurances, Earnings, Charters and Requisition Compensation of the Vessel from the Borrower and any bareboat charterer, including (in the case of a bareboat charterer) an agreement whereby its interests under a bareboat charter are subordinated to the interests of the Lender under the Mortgage;

10.1.3	a guarantee and indemnity from the Guarantor;

10.1.4	a first priority deed of charge over the Earnings Account and all amounts from time to time standing to the credit of the Earnings Account; and

10.1.5	a first priority pledge of all the issued shares of the Borrower.

10.2
Earnings Account  The Borrower shall maintain the Earnings Account with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3	Earnings The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Earnings Account.

10.4	Application of Earnings Account The Borrower shall procure that there is transferred from the Earnings Account to the Lender:

10.4.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

10.4.2	on each Interest Payment Date, the amount of interest then due,

and the Borrower irrevocably authorise the Lender to instruct the Account Holder to make those transfers.

10.5
Borrower's obligations not affected   If for any reason the amount standing to the credit of the Earnings Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower's obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

10.6
Release of surplus  Any amount remaining to the credit of the Earnings Account following the making of any transfer required by Clause 10.4 (Application of Earnings Account) shall (unless a Default shall have occurred and be continuing) be released to or to the order of the Borrower.

10.7
Restriction on withdrawal  During the Facility Period no sum may be withdrawn from the Earnings Account (except in accordance with this Clause 10) without the prior written consent of the Lender, such consent not to be unreasonably withheld.

10.8
Access to information The Borrower agrees that the Lender (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Earnings Account, and irrevocably waives any right of confidentiality which may exist in relation to those records.

10.9
Statements  Without prejudice to the rights of the Lender under Clause 10.8 (Access. to information), the Borrower will procure that the Account Holder provides to the Lender, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of the Earnings Account during the immediately preceding calendar month.

10.10
Application after acceleration  From and after the giving of notice to the Borrower by the Lender under Clause 13.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of the Earnings Account are immediately transferred to the Lender for application in accordance with Clause 10.11 (General application of moneys) and the Borrower irrevocably authorise the Lender to instruct the Account Holder to make those transfers.

10.11	General application of moneys The Borrower, subject to Clause 10.12 (Application of moneys on sale or Total Loss), irrevocably authorises the Lender to apply all sums which the Lender may receive:

10.11.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

10.11.2	by way of payment of any sum in respect of the Insurances, Earnings, Charters or Requisition Compensation; or

10.11.3	by way of transfer of any sum from the Earnings Account; or

10.11.4	otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, in the following manner:

(a)	firstly in or towards payment of all sums other than principal or interest which may be due to the Lender under the Finance Documents;

(b)	secondly in or towards any arrears or interest (including interest at the rate determined in accordance with Clause 7.9) due in respect of the Loan;

(c)	thirdly in or towards interest due at the time of payment;

(d)	fourthly in or towards repayment of the Loan;

(e)	fifthly the surplus, (if any), shall be paid to the Borrower or to whoever else be entitled thereto.

10.12
Application of moneys on sale or Total Loss  The Borrower irrevocably authorises the Lender to apply all sums which the Lender may receive pursuant to a sale by the Borrower of the Vessel or a Total Loss in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3 (Mandatory prepayment on sale or Total Loss), but the Borrower's obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

10.13
Additional security  If at any time the Fair Market Value of the Vessel and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets), and determined by the Lender in its reasonable discretion (in all other cases)) for the time being provided to the Lender under this Clause 10.13 is less than one hundred and thirty three per cent (133%) of the amount of the Loan then outstanding, the Borrower or the Guarantor shall, within thirty (30) days of the Lender's request, at the Borrower's or the Guarantor's option (as the context requires):

10.13.1	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or

10.13.2	give to the Lender other additional security in amount and form acceptable to the Lender in its reasonable discretion; or

10.13.3	prepay the Loan in the amount of the shortfall.

Clauses 5.3 (Reborrowing), 6.2 (Voluntary prepayment of Loan) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.13 and the value of any additional security provided shall be determined as stated above.

11           Representations

11.1	Representations The Borrower makes the representations and warranties set out in this Clause 11.1 to the Lender on the date of this Agreement.

11.1.1
Status  Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2	Binding obligations The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets, and in borrowing the Loan, the Borrower is acting for its own account.

11.1.4
Power and authority  Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)
to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Finance Documents; and

(b)
to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1 (Conditions subsequent).

11.1.6
Governing law and enforcement  The choice of a particular law as the governing law of any Finance Document expressed to be governed by that law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in the jurisdiction submitted to in any Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

11.1.7
Deduction of Tax   If a Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document, it shall be grossed up in accordance with Clause 16.3.

11.1.8
No filing or stamp taxes  Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan.

11.1.10	No misleading information Any factual information provided by any Security Party to the Lender was true and accurate in all material respects as at the date it was provided.

11.1.11
Pari passu ranking  The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12
No proceedings pending or threatened  No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrower's knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13
Disclosure of material facts  The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.1.14	No established place of business in the UK or US No Security Party has an established place of business in the United Kingdom or the United States of America.

11.1.15
Completeness of Relevant Documents  The copies of any Relevant Documents provided or to be provided by the Borrower to the Lender in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

11.2
Repetition  Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of the Drawdown Notice and the first day of each Interest Period.

12           Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1         Information undertakings

12.1.1
Financial statements  The Borrower shall supply to the Lender as soon as the same become available, but in any event within 150 days after the end of each of its financial years, its balance sheets and profit and loss accounts for that financial year and shall procure that the Guarantor supplies to the Lender as soon as the same become available, but in any event within 150 days after the end of the Guarantor's financial years, the Guarantor's audited consolidated financial statements (including consolidated balance sheets and profit and loss accounts and explanatory notes from the auditors) for that financial year, in each case to be supplemented by updated details of all off-balance sheet and time charter hire commitments, together with a Compliance Certificate, signed by two directors of the Borrower or the Guarantor (as the context requires), setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those financial statements or balance sheets and profit and loss accounts were drawn up.

12.1.2
Requirements as to financial statements  Each set of balance sheets and profit and loss accounts delivered by the Borrower and financial statements delivered by the Guarantor under Clause 12.1.1 (Financial statements):

(a)
shall be certified by a director of the Borrower or the Guarantor as fairly representing its financial condition as at the date as at which those financial statements and balance sheets and profit and loss accounts were drawn up; and

(b)
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements or balance sheets and profit and loss accounts, the Borrower or the Guarantor (as applicable) notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and the Borrower and the Guarantor's auditors deliver to the Lender:

(i)
a description of any change necessary for those financial statements or balance sheets and profit and loss accounts, to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in those financial statements or balance sheets and profit and loss accounts and that indicated in the Original Financial Statements.

12.1.3
Interim financial statements  The Borrower shall supply to the Lender and shall procure that the Guarantor supplies to the Lender as soon as the same become available, but in any event within 45 days after the end of each quarter during each of its financial years, the Borrower's and the Guarantor's quarterly management accounts for that quarter, together in each case with a Compliance Certificate, signed by two directors of the Borrower or Guarantor (as the context requires), setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those accounts were drawn up.

12.1.4	Information: miscellaneous The Borrower shall supply to the Lender:

(a)	all material documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party; and

(c)
promptly, such further information regarding the financial condition, business and operations of any Security Party as the Lender may reasonably request including, without limitation, cash flow analyses and details of the operating costs of the Vessel.

12.1.5	Notification of default

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

1.2.1.6	"Know your customer" checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2	Financial covenants

12.2.1	Borrower's financial covenants The Borrower shall at all times during the Facility Period maintain minimum Cash at least equal to three hundred thousand Dollars ($300,000).

12.2.2	Guarantor's financial covenants The Borrower shall procure that the Guarantor shall at all times during the Facility Period maintain:-

(a)	Leverage of less than seventy five per cent (75%); and

(b)	Liquidity of an amount of not less than three hundred thousand Dollars ($300,000) per Fleet Vessel; and

(c)	Net Worth of not less than fifteen million Dollars ($15,000,000).

The expressions used in this Clause shall be construed in accordance with GAAP, and for the purposes of this Agreement:

"Cash" means cash in hand which is not subject to any charge back or other Encumbrance and to which the Borrower has free, immediate and direct access.

"Financial Statements" means the financial statements of the Guarantor and the Borrower provided in accordance with Clauses 12.1.1 and 12.1.3.

"Fleet Vessels" means any vessel (including the Vessel) from time to time wholly owned by the Guarantor (directly or indirectly) (each a "Fleet Vessel").

"Fleet Market Value" means in relation to a Fleet Vessel, the market value of such Fleet Vessel conclusively determined by the average of two valuations to be provided by reputable, independent and first class firms of shipbrokers acceptable to the Lender quarterly for each Fleet Vessel on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and at the cost of the Borrower.

"Interest Payable" means, in relation to any financial accounting period during which the Guarantor is required to provide its most recent Financial Statements, all paid or payable interest, acceptance commission, and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) excluding finance costs and non-cash items incurred by the Guarantor in effecting, servicing or maintaining its Financial Indebtedness to the extent that they are taken into account in calculating the Net Income of the Guarantor during such financial accounting period.

"Leverage" means the ratio of Total Consolidated Liabilities to Value Adjusted Total Assets, as shown in the applicable Financial Statement of the Guarantor for any accounting period and determined in accordance with GAAP.

"Liquidity" means, in respect of each period during which Financial Statements are delivered by the Guarantor, Cash, as shown in the applicable Financial Statements of the Guarantor, for such accounting period and determined in accordance with GAAP.

"Net Income" means the aggregate profit after tax of the Guarantor calculated in accordance with the applicable Financial Statements for the Guarantor then most recently required to be delivered pursuant to Clauses 12.1.1 and 12.1.3.

"Net Worth" means equity payments already advanced in respect of the Fleet Vessel less accumulated dividends plus retained earnings of the Fleet Vessels, as each such term is defined in the applicable Financial Statements for the Guarantor determined in accordance with GAAP.

"Total Assets" means, in respect of the Guarantor, the amount of total assets of the Guarantor at any time on a consolidated basis which would be included in the applicable Financial Statements for the Guarantor as total assets determined in accordance with GAAP.

"Total Consolidated Liabilities" means, in respect of the Guarantor, the amount of total liabilities of the Guarantor (as such teen is defined in the applicable Financial Statements of the Guarantor) at any time on a consolidated basis which would be included in the applicable Financial Statements of the Guarantor as total liabilities in accordance with GAAP including the current portion of liabilities (as such term is defined in the applicable Financial Statements for the Guarantor).

"Value Adjusted Total Assets" means the Total Assets of the Guarantor adjusted in each case for the difference of the book value of the Fleet Vessels (as evidenced in the most recent Financial Statements) and the Fleet Market Value.

12.3	General undertakings

12.3.1	Authorisations The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document.

12.3.2
Compliance with laws  The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

12.3.3
Conduct of business  The Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.3.4
Evidence of good standing  The Borrower will from time to time if requested by the Lender provide the Lender with evidence in form and substance satisfactory to the Lender that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.3.5
Negative pledge and no disposals  The Borrower shall not without the prior written consent of the Lender create nor permit to subsist any Encumbrance or other third party rights over any of its present or future assets or revenues or undertaking (other than Encumbrances created by operation of law which are immediately notified to the Lender and are discharged within ten (10) days from the date they are incurred) nor dispose of any of those assets or revenues or of all or part of that undertaking, unless reasonably incurred in the normal course of its business.

12.3.6	Merger The Borrower shall not without the prior written consent of the Lender enter into any amalgamation, demerger, merger or corporate reconstruction.

12.3.7
Change of business  The Borrower shall not without the prior written consent of the Lender make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

12.3.8	No other business The Borrower shall not without the prior written consent of the Lender engage in any business other than the ownership, operation, chartering and management of the Vessel.

12.3.9	No place of business in UK or US The Borrower shall have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

12.3.10
No borrowings  The Borrower shall not without the prior written consent of the Lender borrow any money (except for the Loan and unsecured Financial Indebtedness subordinated to the Loan) nor incur any obligations under leases.

12.3.11
No substantial liabilities  Except in the ordinary course of business, the Borrower shall not without the prior written consent of the Lender incur any liability to any third party which is in the Lender's reasonable opinion of a substantial nature.

12.3.12
No loans or other financial commitments  The Borrower shall not without the prior written consent of the Lender (such consent not to be unreasonably withheld) make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person or enter into any transaction (including derivative transactions) that may result in the incurrence of any additional indebtedness (except for inter-company loans, interest rate swaps and container freight derivatives).

12.3.13
No dividends or non-arm's length transactions  The Borrower shall not without the prior written consent of the Lender (a) unless the Security Parties are in full compliance of all the provisions of the Finance Documents, pay any dividends or make any other distributions of revenue or capital nature to shareholders, issue any new shares or make any payments of principal or interest on amounts owed to related entities or persons or (b) enter into transactions with an affiliate other than on arm's length terms.

12.3.14	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

12.3.15
No change in Relevant Documents  The Borrower shall procure that, without the prior written consent of the Lender (such consent not to be unreasonably withheld) there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents.

12.3.16
Loans Administration Form The Borrower shall provide a completed loans administration form (as provided by the Lender and substantially in the form set out in Schedule 5) which, inter alia, shall provide the Lender with the list of authorised persons ("Authorised Persons") who, on behalf of the Security Parties, may make any information request or communicate generally with the Lender in relation to the ongoing administration of the Loan by the Lender throughout the Facility Period. The Authorised Persons shall also be the point of first contact with the Security Parties for the Lender in relation to the administration of the Loan. The list of Authorised Persons may only be amended and/or varied by an Authorised Person or Director of the relevant Security Party.

12.3.17	Notification of Event of Default The Borrower will immediately notify the Lender in writing of the occurrence of any Event of Default or a potential Event of Default.

12.3.18
No repayments The Borrower shall not without the prior written consent of the Lender (such consent not to be unreasonably withheld) repay any loans made to it, which shall include both principal and interest on debt to related entities or persons.

12.3.19
No change in ownership or control  The Borrower shall not permit and shall procure that no Security Party permits without the prior written consent of the Lender any change in its beneficial ownership and control from that advised to the Lender at the date of this Agreement, unless such change relates to the shareholders of the Guarantor trading shares in the normal course of business.

12.3.20
No change of Guarantor's CEO and Chairman  The Borrower shall procure that Mr. Aristides J. Pittas who is the CEO and Chairman of the Guarantor retains at least one of his capacities as CEO or Chairman.

12.3.21
No transaction with associated companies  The Borrower shall not without the prior written consent of the Lender, enter into any transactions (except on arm's length terms) with any associated companies or companies associated with the Guarantor, unless reasonably entered in the normal course of business.

12.3.22
Subordination of shareholder loans The Borrower shall procure that any shareholder loans and/or inter company borrowings and all claims of the Guarantor or the Managers against the Borrower are fully subordinated to the Loan.

12.3.23	No cross-default The Borrower shall procure that no Security Party or any subsidiary of the Guarantor defaults under any Financial Indebtedness, including without limitation:

(a)	any non-payment of any Financial Indebtedness when due or within any originally applicable grace period; or

(b)	any Financial Indebtedness is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	any Financial Indebtedness is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

12.3.24	Ownership The Borrower undertakes to remain 100% owned (directly or indirectly) by the Guarantor.

12.4	Vessel undertakings

12.4.1	No sale of Vessel The Borrower shall not sell or otherwise dispose of the Vessel or any shares in the Vessel nor agree to do so without the prior written consent of the Lender.

12.4.2
No chartering  The Borrower shall not without the prior written consent of the Lender let the Vessel on a Charter or a bareboat charter or renew or extend any Charter or other contract of employment having a duration of more than 12 months (nor agree to do so).

12.4.3
No change in management  The Borrower shall procure that, without the prior written consent of the Lender, such consent not to be unreasonably withheld, there shall be no termination of, alteration to, or waiver of any term of, the Management Agreement in respect of the Vessel and the Borrower shall not without the prior written consent of the Lender, such consent not to be unreasonably withheld, permit the Managers to sub-contract or delegate the commercial or technical management of the Vessel to any third party.

12.4.4
Registration of Vessel  The Borrower undertakes to maintain the registration of the Vessel under the flag stated in Recital (A) for the duration of the Facility Period unless the Lender agrees otherwise in writing in its reasonable discretion.

12.4.5
Evidence of current COFR  The Borrower will, if and for so long as the Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain and retain a valid Certificate of Financial Responsibility for the Vessel under that Act, will provide the Lender with evidence of that Certificate, and will comply strictly with the requirements of that Act.

12.4.6	ISM Code compliance The Borrower will:

(a)	procure that the Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for the Vessel throughout the Facility Period and provide a copy to the Lender;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Lender; and

(d)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company.

12.4.7	ISPS Code compliance The Borrower will:

(a)	for the duration of the Facility Period comply with the ISPS Code in relation to the Vessel and procure that the Vessel and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for the Vessel throughout the Facility Period and provide a copy to the Lender; and

(c)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC of the Vessel.

12.4.8	Annex VI compliance The Borrower will:

(a)	for the duration of the Facility Period comply with Annex VI in relation to the Vessel and procure that the Vessel's master and crew are familiar with, and that the Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for the Vessel throughout the Facility Period and provide a copy to the Lender; and

(c)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC of the Vessel.

12.4.9
Valuations  The Borrower shall procure that valuations of the Vessel will be carried out semi-annually for the purposes of determining the Fair Market Value, at the cost of the Borrower and at any other time, as determined in the absolute discretion of the Lender, at the cost of the Lender. However, in case of a Default valuations (which may be carried out at any time) shall be at the cost of the Borrower.

12.4.10
No change in class  The Borrower shall class the Vessel with a classification society acceptable to the Lender and shall maintain such classification free of all recommendations and qualification for the duration of the Facility Period unless otherwise agreed by the Lender in writing and shall not change such classification society without the prior written consent of the Lender, such consent not to be unreasonably withheld. The Borrower shall advise the Lender in writing of the class and the classification society with which the Vessel shall be classified at least 15 days prior to the Drawdown Date. The Borrower shall send to the classification society of the Vessel a letter in form and substance acceptable to the Lender granting the Lender permission to access class records and other information from the classification society in relation to the Vessel during the Facility Period. That letter should also specify that if the Vessel has a condition of class imposed or a class recommendation issued, the classification society shall immediately inform the Lender by email at techcom@dvbbank.com and at thibaud.ollivier@dvbbank.com. The Borrower shall arrange for the Lender to have electronic access to class records either (a) by way of the Lender being granted direct access from the classification society or (b) by way of indirect access via the Borrower's account manager and designating the Lender as a user or administrator of the system under its account.

12.4.11
Inspection of Vessel  The Borrower will permit the physical inspection of the Vessel by the Lender or its nominee at any time during the Facility Period, upon the request of the Lender. The Lender will use reasonable endeavours to ensure that the operation of the Vessel is not adversely affected as a result of any physical inspection. The Borrower will be liable for the cost of up to one physical inspection of the Vessel per calendar year, unless there is an Event of Default which is continuing, unremedied and unwaived, in which case the Borrower shall be liable for the costs of all such physical inspections. The Borrower shall comply with all reasonable requests from the Lender to repair the Vessel following a physical inspection.

12.4.12
Insurances  The Borrower shall advise the Lender at least 15 days prior to the Drawdown Date of the Vessel about the insurance brokers and clubs and about the main terms under which the Insurances shall be effected, all of which must be approved by the Lender and be acceptable to the Lender.

13           Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Non-payment The Borrower does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable.

13.1.2
Other obligations  A Security Party does not comply with any provision of any of the Security Documents to which that Security Party is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

13.1.3
Misrepresentation  Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4	Cross default Any Financial Indebtedness of a Security Party or any subsidiary of the Guarantor:

(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

13.1.5	Insolvency

(a)
A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any Financial Indebtedness of a Security Party.

13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)
the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party, or any analogous procedure or step is taken in any jurisdiction.

13.1.7
Creditors' process  Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party, which shall include without limitation the sale of the Vessel by public auction, private auction, private treaty sale or any other similar proceedings having been initiated.

13.1.8
Change in ownership or control of a Security Party  There is any change in the beneficial ownership or control of a Security Party (other than the Guarantor) from that advised to the Lender by the Borrower at the date of this Agreement, unless such change relates to the shareholders of the Guarantor trading shares in the normal course of business.

13.1.9	Change of Guarantor's CEO and Chairman There is change of Mr. Aristides J. Pittas from both of his capacities as CEO and Chairman of the Guarantor.

13.1.10	Repudiation A Security Party repudiates any of the Security Documents to which that Security Party is a party or evidences an intention to do so.

13.1.11
Impossibility or illegality  Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by the Lender or a Security Party.

13.1.12	Conditions subsequent Any of the conditions referred to in Clause 3.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Lender.

13.1.13
Revocation or modification of authorisation  Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except the Lender) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

13.1.14
Curtailment of business  A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.15	Reduction of capital A Security Party reduces its authorised or issued or subscribed capital.

13.1.16
Loss of Vessel The Vessel suffers a Total Loss or is otherwise destroyed, abandoned, confiscated, forfeited or condemned as prize, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Lender as security for the payment of all or any part of the Indebtedness, except that a Total Loss, or event similar to a Total Loss in relation to any other vessel, shall not be an Event of Default unless, the Borrower or the Guarantor shall not, within ten (10) days of the Lender's request, provide to the Lender additional security acceptable to the Lender in its reasonable discretion, which shall only be released either upon full prepayment of the Indebtedness under Clause 6.3 or upon return of the Vessel to the Borrower in satisfactory condition to the Lender's reasonable discretion.

13.1.17
Challenge to registration The registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

13.1.18
War The country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power or there is instability which may affect the country of the flag of the Vessel and the Lender in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.19	Notice of termination The Guarantor gives notice to the Lender to determine its obligations under the Guarantee.

13.1.20
Material adverse change  Any event or series of events occurs which, in the reasonable opinion of the Lender, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party or any subsidiary of the Guarantor.

13.1.21	Insurances There is breach of the main terms under which the Insurances shall be effected from that advised to the Lender by the Borrower at the date of this Agreement.

13.2	Acceleration If an Event of Default is continuing the Lender may by notice to the Borrower cancel any part of the Maximum Loan Amount not then advanced and:

13.2.1
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender.

14	Assignment and Sub-Participation

14.1
Lender's rights The Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch of the Lender or to any other bank or financial institution or (for the purpose of a securitisation of the Lender's rights or obligations under the Finance Documents or a similar transaction of broadly equivalent economic effect) to any special purpose vehicle, and may grant sub-participations in all or any part of the Loan.

14.2
Borrower's co-operation The Borrower will co-operate fully with the Lender in connection with any assignment, transfer or sub-participation; will execute and procure the execution of such documents as the Lender may require in that connection (at Lender's no material costs); and irrevocably authorise the Lender to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessel which the Lender may in its discretion consider necessary or desirable.

14.3
Rights of assignee or transferee Any assignee or transferee of the Lender shall (unless limited by the express terms of the assignment or novation) take the full benefit of every provision of the Finance Documents benefitting the Lender.

14.4	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.5
Securitisation  The Lender may disclose the size and term of the Loan and the name of each of the Security Parties to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of the Lender's rights or obligations under the Finance Documents.

15           Set-Off

The Lender may set off any matured obligation due from the Borrower under any Finance Document against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16           Payments

16.1
Payments  Each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Lender may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Lender on the date on which the Lender receives authenticated advice of receipt, unless that advice is received by the Lender on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Lender in its discretion considers that it is impossible or impracticable for the Lender to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Lender on the Business Day next following the date of receipt of advice by the Lender.

16.2
No deductions or withholdings  Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 16.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

16.3
Grossing-up   If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Lender and, simultaneously with making that payment, will pay to the Lender whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the Lender receives a net sum equal to the sum which the Lender would have received had no deduction or withholding been made.

16.4
Evidence of deductions  If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Lender an original receipt issued by the relevant authority, or other evidence acceptable to the Lender, evidencing the payment to that authority of all amounts required to be deducted or withheld.

16.5
Adjustment of due dates  If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

16.6
Control account  The Lender shall open and maintain on its books a control account in the names of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower's obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 16.6 and those entries will, in the absence of manifest error, be conclusive and binding.

17           Notices

17.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

17.2
Addresses  The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

17.2.1	in the case of the Borrower, c/o Eurobulk Ltd. at 4 Messogiou & Evropis, Maroussi, Athens, Greece (fax no: 211 180 4097) marked for the attention of Mr. Aristides Pittas; and

17.2.2	in the case of the Lender, at its address at the head of this Agreement (fax no: +49 40 3080 0412) marked for the attention of: Loans Administration Department;

or any substitute address, fax number, department or officer as either party may notify to the other by not less than five (5) Business Days' notice.

17.3	Delivery Any communication or document made or delivered by one party to this Agreement to the other under or in connection this Agreement will only be effective:

17.3.1	if by way of fax, when received in legible form; or

17.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 17.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender.

17.4	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

17.4.1	in English; or

17.4.2
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18           Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19           Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20           Miscellaneous

20.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of the Lender.

20.2
Further assurance  If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Lender are considered by the Lender for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Lender, execute or procure the execution of such further documents as in the reasonable opinion of the Lender are necessary to provide adequate security for the repayment of the Indebtedness.

20.3
Rescission of payments etc.  Any discharge, release or reassignment by the Lender of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

20.4
Certificates  Any certificate or statement signed by an authorised signatory of the Lender purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

20.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

20.6
Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

20.7
Consent to disclosure The Borrower shall, and shall procure that the Guarantor shall, irrevocably and unconditionally authorise the Lender to give, divulge and reveal from time to time information and details relating to its account, the Vessel, the Facility Documents, the Relevant Documents, the Loan and any agreement entered into by the Borrower and/or the Guarantor or information provided by the Borrower or the Guarantor in connection with the Facility Documents to (i) any private, public or internationally recognised authorities, (ii) the Lender's head offices, branches and affiliates and professional advisors, (iii) any other parties to the Facility Documents, (iv) a rating agency or their professional advisors, (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Loan and (vi) any other person(s) regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Lender's rights and obligations.

21	Law and Jurisdiction

21.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

21.2
Jurisdiction   For the exclusive benefit of the Lender, the parties to this Agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (h) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

21.3
Alternative jurisdictions   Nothing contained in this Clause 21 shall limit the right of the Lender to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

21.4
Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 21, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

21.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

21.5.1	irrevocably appoints Hill Dickinson LLP, London England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

21.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: Conditions Precedent and Subsequent

Part I: Conditions precedent

1           Security Parties

(a)
Constitutional Documents  Copies of the constitutional documents of each Security Party together with such other evidence as the Lender may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:

(i) approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii) authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Copy passports A copy of the passport of each person authorised by the resolutions referred to in paragraph (c) above.

(e)
Shareholder resolutions   A copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party is a party.

(f)
Officer's certificates   A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder.

(g)
Evidence of registration  Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

	(h)	Powers of attorney The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

	(i)	Capital structure Evidence, in form and substance satisfactory to the Lender, of the capital structure (equity and subordinated debt) of the Borrower and the Guarantor.

2	Security and related documents

	(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:

		(i)	the MOA;

		(ii)	such documents as the Lender may reasonably require to evidence the nomination of the Borrower as purchaser of the Vessel pursuant to the MOA;

		(iii)	any charterparty or other contract of employment of the Vessel which will be in force on the Drawdown Date (including without limitation. the Charter);

		(iv)	the Management Agreement;

		(v)	the Vessel's current Safety Construction, Safety Equipment, Safety Radio, Oil Pollution Prevention and Load Line Certificates;

		(vi)	evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

		(vii)	the Vessel's current SMC;

		(viii)	the ISM Company's current DOC;

		(ix)	the Vessel's current ISSC;

	(x)	the Vessel's current IAPPC;

	(xi)	the Vessel's current Tonnage Certificate; in each case together with all addenda, amendments or supplements.

(b)
Evidence of Borrower's title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

(c)
Evidence of insurance   Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender.

(d)
Confirmation of class   A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd's Register or such other classification society as may be acceptable to the Lender free of overdue recommendations affecting class.

(e)	Survey report A report by a surveyor instructed by the Lender to inspect the Vessel confirming that the condition of the Vessel is in all respects acceptable to the Lender.

(f)
Valuation   Not less than two (2) weeks prior to her expected Delivery Date, the fair market value of the Vessel shall be conclusively determined on a charter-free basis by firms of shipbrokers approved and appointed by the Lender (and in a form approved by the Lender) which shall include: (a) one valuation by a firm of shipbrokers appointed by the Lender (which shall be Maritime Strategies International Ltd. unless the Lender advises otherwise) and (b) if requested by the Borrower, one valuation to be obtained by a firm of shipbrokers selected by the Borrower from the Lender's approved list, in which case the fair marker value of the Vessel shall be conclusively determined by the average of the two valuations. If there is a difference of or in excess of 10% between the two valuations, the Borrower may select a third firm of shipbrokers from the Lender's approved list and the fair market value of the Vessel shall be determined by the average of the three valuations.

(g)
Security Documents  The Mortgage and the Assignment in respect of the Vessel, the Guarantee, the Account Charge and the Share Pledge, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(h)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Account, as the Lender may require.

(i)
Managers' confirmation   The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Lender, they will remain the commercial and technical managers of the Vessel pursuant to the terms of the Management Agreement and that they will not, without the prior written consent of the Lender (such consent not to be unreasonably withheld), sub-contract or delegate the commercial or technical management of the Vessel to any third party and confirming in terms acceptable to the Lender that, following the occurrence of an Event of Default, all claims of the Managers against the Borrower shall be subordinated to the claims of the Lender under the Finance Documents.

(j)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(k)
The Account Holder's confirmation  The written confirmation of the Account Holder that the Earnings Account has been opened with the Account Holder and to its actual knowledge is free from Encumbrances and rights of set off other than as created by or pursuant to the Security Documents.

(l)
Technical information   Delivery of technical information to the Lender by the Borrower in respect of the Vessel in a form acceptable to the Lender, including without limitation (i) full history of class, (ii) details of statutory certificates, (iii) summaries of inspections (flag, port state control etc.) and (iv) any records of planned maintenance.

(m)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule l .

3              Legal opinions

If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in each relevant jurisdiction, substantially in the form or forms provided to the Lender prior to signing this Agreement or confirmation satisfactory to the Lender that such an opinion will be given.

4              Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 21.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)
Other authorizations  A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 (Indemnities) and Clause 9 (Arrangement Fee) have been paid or will be paid by the Drawdown Date.

(f)
"Know your customer" documents  Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(g)	Loan Administration Form A duly completed Loan Administration Form.

Part II: Conditions subsequent

1
Letters of undertaking  Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

2	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Lender pursuant to Part I of this Schedule I.

3	Legal opinions Such of the legal opinions specified in Part I of this Schedule 1 as have not already been provided to the Lender.

4	Master's receipt The master's receipt for the Mortgage.

SCHEDULE 2: Repayment of Loan

Repayment Date	Repayment Instalment	Outstanding Loan
01.09.2010	Repayment	$8,500,000
01.12.2010	$303,000	$8,197,000
01.03.2011	$303,000	$7,894,000
01.06.2011	$303,000	$7,591,000
01.09.2011	$303,000	$7,288,000
01.12.2011	$303,000	$6,985,000
01.03.2012	$303,000	$6,682,000
01.06.2012	$303,000	$6,379,000
01.09.2012	$303,000	$6,076,000
01.12.2012	$303,000	$5,773,000
01.03.2013	$303,000	$5,470,000
01.06.2013	$303,000	$5,167,000
01.09.2013	$303,000	$4,864,000
01.12.2013	$303,000	$4,561,000
01.03.2014	$303,000	$4,258,000
01.06.2014	$303,000	$3,955,000
01.09.2014	$303,000	$3,652,000
01.12.2014	$303,000	$3,349,000
01.03.2015	$303,000	$3,046,000
01.06.2015	$303,000	$2,743,000
01.09.2015	$2,743,000	$0

SCHEDULE 3: Form of Drawdown Notice

To:          DVB Bank SE

From:      Aggeliki Shipping Ltd

2010

Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                        2010 made between ourselves and yourselves (the "Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4 of the Agreement, we irrevocably request that you advance the sum of [         ] to us on                   2010, which is a Business Day, by paying the amount of the advance to the Earnings Account.

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on                  2010, that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of                          months as the first Interest Period.

Yours faithfully

_______________________
For and on behalf of
Aggeliki Shipping Ltd

SCHEDULE 4: Form of Compliance Certificate

To:           DVB Bank SE

From:     Aggeliki Shipping Ltd
Euroseas Ltd.

Dated:

Dear Sirs

Aggeliki Shipping Ltd - US$8,500,000 Loan Agreement dated                         2010 (the "Agreement")

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:	[We maintain Cash equal to [ ] Dollars ($[ ]).]

[We maintain:-

	(a)	Leverage of [ per cent ([ ]%); and

	(b)	Liquidity of an amount of [ ] Dollars ($[ ]) per Fleet Vessel; and

	(c)	Net Worth of [ ] Dollars ($[ ]).] [Guarantor]

We confirm that no Default is continuing.

Signed:
	Director	Director
	Of	Of
	[Borrower]	[Borrower]

Signed:
	Director	Director
	Of	Of
	[Guarantor]	[Guarantor]

SCHEDULE 5: Loans Administration Form

To: DVB Bank SE

We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration to the agreement dated [              ] 1 2010 made between (inter alia) yourselves and ourselves (the "Loan Agreement") or any other documents related to the Loan:

1.	[ ], of [ ], Tel: [ ],
Mobile [ ], e-mail: [ ].

2.	[ ], of [ ], Tel: [ ],
Mobile [ ], e-mail: [ ].

3.	[ ], of [ ], Tel: [ ],
Mobile [ ], e-mail: [ ].

No other persons other than the Directors of the Borrower or the persons listed above (the "Authorised Persons") are hereby authorised to request any information from you regarding the Loan Agreement or any other matter related to the Loan or the Borrower or communicate with you in any way regarding the foregoing in and under any circumstances.

For the avoidance of doubt, the following are the Directors of the Company:

1.	[ ], of [ ], Tel: [ ],
Mobile [ ], e-mail: [ ].

2.	[ ], of [ ], Tel: [ ],
Mobile [ ], e-mail: [ ].

3.	[ ], of [ ], Tel: [ ],
Mobile [ ], e-mail: [ ].

This list of authorised persons may only be amended, modified or varied in writing by an Authorised Person with copy to the other Authorised Persons.

We agree to indemnify you and hold you harmless in relation to any information you provide to any Authorised Person.

Words and expressions defined in the Loan Agreement shall bear the same meanings when used herein.

This letter shall be governed and construed in accordance with English law.

Yours sincerely

____________________
For and on behalf of
Aggeliki Shipping Ltd

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by STEFANIA KARMIRI	)
as duly authorised attorney-in-fact	) /s/ Stefania Karmiri
for and on behalf of	)
AGGELIKI SHIPPING LTD	)
in the presence of: PINELOPI KARAMADOUKI	) /s/Pinelopi Karamadouki

SIGNED by MARIA PAPALEXI	)
as duly authorised attorney-in-fact	) /s/ Maria Papalexi
for and on behalf of	)
DVB BANK SE	)
in the presence of: PINELOPI KARAMADOUKI	) /s/Pinelopi Karamadouki